Exhibit 99.1

Ascendant Financial Partners Completes
Capital Restructuring for NEDAK Ethanol, LLC

January 24, 2012

Ascendant Financial Partners LLC (Ascendant) is pleased to announce the completion of a capital restructuring for NEDAK Ethanol, LLC (NEDAK) which included the amendment of NEDAK’s credit agreements and the closing of a private equity offering.  Ascendant acted as NEDAK’s exclusive financial advisor on the transaction.

NEDAK operates a 44 million gallon ethanol plant in Atkinson, Nebraska.  The company consumes 18 million bushels of corn originated from the local corn producers and sells 420,000 tons of distillers’ grain to nearby cattle feeders and feedlots.  The plant is a strong contributor to the Atkinson community.  The capital restructuring reduces NEDAK’s debt burden and positions the company for a successful future.

NEDAK’s restructuring consisted of amending its senior loan facility with AgCountry Farm Credit Services, FLCA (AgCountry) and its TIF loan with Arbor Bank of Omaha.  As part of the restructuring, NEDAK also raised $10 million of equity capital from new and existing investors with over half of the new equity coming from existing members and local producers.  In connection with the restructuring, NEDAK also entered into an Asset Management Agreement with Tenaska BioFuels, LLC (TBF).

Jerome Fagerland, CEO of NEDAK stated, “Ascendant’s knowledge and experience played an important role in assisting NEDAK in preserving shareholder value and was especially helpful in working with the senior lender group.”

With regard to the relationship with TBF, Jerome Fagerland said “This AMA is a positive step in the right direction for NEDAK.  The company has been through challenging times, along with the rest of the ethanol industry, since the second quarter of 2010. We are looking forward to working with TBF, which has the financial wherewithal to manage through volatile commodity markets.”

"We are excited to be working with NEDAK and its management team who have done a great job in improving yields and making this facility more cost effective.  With our AMA agreement in place it will assist NEDAK in maintaining a balanced physical or financial position on both feedstocks and finished products; with a goal of improving NEDAK’s financial liquidity and production margin” said Dave Neubauer, vice president and general manager of TBF.

Mark Jepson, executive vice president and chief credit officer at Arbor Bank, stated “We believe that the addition of TBF and the restructuring of the credit facilities is a positive step in the improving quality of our loan and the future of NEDAK.”

Contact:
Sue Wyka
Ascendant Financial Partners LLC
303-221-4700

About Ascendant Financial Partners LLC
Ascendant Financial Partners LLC is a business and financial advisory firm dedicated to helping mid-size agribusiness, food and renewable energy companies protect and enhance shareholder value.  Ascendant lives where its clients live, shares a passion for what they do, and is dedicated to client success first. Ascendant Financial Partners is a registered FINRA broker/dealer.

About Tenaska BioFuels, LLC

Tenaska BioFuels, LLC (TBF) is the biofuels marketing affiliate of Omaha, Neb.-based energy company Tenaska, one of the leading independent power producers in the U.S. Forbes magazine ranks Tenaska 25th among the largest privately-held U.S. companies. TBF provides independent procurement, marketing, supply chain management, transportation, storage, and risk management to ethanol, biodiesel and agricultural market participants. Tenaska has developed approximately 9,000 megawatts of power generation and manages and operates eight power plants totaling 6,700 MW that it owns in partnership with other companies. Tenaska affiliates also market natural gas and electric power, with Tenaska's natural gas marketing affiliate (Tenaska Marketing Ventures) regarded as one of the top 10 natural gas marketers in North America. Tenaska affiliates are also involved in private equity fund and acquisition management; fuel supply; natural gas exploration, production and transportation systems; and electric transmission development. To learn more about Tenaska, visit the company's website at www.tenaska.com.

About Arbor Bank

Arbor Bank is an Omaha-based community bank with $205 million in assets at December 31, 2011.  Since 1865, Arbor Bank has provided banking and cash management solutions to farmers, businesses and professionals throughout the region.  Arbor Bank currently operates 5 bank branch locations in Nebraska and Iowa.

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